EXHIBIT 10.63

Liberate Technologies

Fiscal Year 2003

Senior Management Bonus Plan

Purpose:

The purpose of the Fiscal Year 2003 Senior Management Bonus Plan (“the Plan”) is to encourage the growth and development of Liberate Technologies (“Liberate”) and to motivate and reward key employees who direct and influence Liberate’s revenue and operating expenses.

Plan Components:

•                  Participants in the Plan are as specified by the Compensation Committee of the Liberate’s Board of Directors (“Compensation Committee”).  Plan Participants for Fiscal Year 2003 are Mitchell Kertzman (for Q1 and Q2), Coleman Sisson, and Kent Walker.

•                  The Plan Annual Bonus Target for each participant is a percentage of annual base pay set by the Compensation Committee for each participant times the annual rate of base pay.  The initial percentage for Mitchell Kertzman is 40%; the initial percentage for Coleman Sisson and Kent Walker is 35%.  The percentage for Coleman Sisson will increase to 40% upon his appointment as Chief Executive Officer of Liberate.  The Quarterly Bonus Target is one-quarter of the applicable percentage for each participant times the annual rate of base pay in effect at the end of each quarter.

•                  The Plan is based 60% on quarterly achievement of Net Revenue Targets and 40% on quarterly achievement of Operating Expense Targets using the targets below:

	%	Q1	Q2	Q3	Q4	Total
Net Revenue Target	60%	$21,000,000	$24,000,000	$27,000,000	$29,500,000	$101,500,000
Operating Expense Target	40%	$30,801,550	$29,756,683	$28,776,734	$28,987,960	$118,322,927

•                  In order for the Plan to be activated for a given fiscal quarter, Liberate must achieve a minimum of 90% of the quarterly Net Revenue Target and must not exceed the quarterly Operating Expense Target by more than 10%.

•                  Bonuses are paid up to 125% of the Quarterly Bonus Target.

•                  The Plan quarterly bonus is calculated using the following formulas

Actual Quarterly Net Revenue               x   60%  x  (Quarterly Bonus Target)   =  Amount of Quarterly Bonus paid for

Target Quarterly Net Revenue                                                                                 Net Revenue achievement

Target Quarterly Operating Expenses    x   40%  x  (Quarterly Bonus Target)   =  Amount of Quarterly Bonus paid for

Actual Quarterly Operating Expenses                                                                      managing Operating Expenses

Total Bonus Paid =  Amount of bonus paid for Net Revenue achievement + Amount of bonus paid for managing Operating Expenses

Plan payments are:

•                  Paid quarterly, if earned, approximately 45 days after the end of the quarter.

•                  Earned only if the individual has performed his or her job duties at least at an acceptable performance level, as determined by the Compensation Committee.

•                  Based on ratios calculated to the nearest thousandth (e.g., 1.5% or .015).  After calculation, bonuses will be rounded to the nearest penny.

•                  Prorated for the number of days of active participation in the Plan quarter.

•                  Earned only if the participant has been in a qualifying position for a minimum of 60 days prior to the end of the Plan quarter.

Definitions:

“Net Revenue”: Worldwide Net Revenue recognized in accordance with generally accepted accounting principles (excluding adjustments for warrant amortization offsets) and reflected in Liberate’s general ledger, 10Q’s, and 10K.

“Operating Expenses”: Worldwide Operating Expenses (including fully allocated cost of revenues, research and development, sales and marketing, and general and administrative expenses) recognized in accordance with generally accepted accounting principles and reflected in Liberate’s general ledger, 10Q’s, and 10K.  Operating Expenses do not include charges for amortization of goodwill, warrants, deferred stock compensation, other income and expense, or taxes.

General Terms and Conditions:

1.               Participants are identified by the Compensation Committee and will normally be members of Liberate’s Executive Staff (excluding Sales executives and others on existing variable plans).  Participants will be identified at the start of the Plan year and can be added during the Plan year at the discretion of the Compensation Committee.

2.               Participants are eligible to participate in the Plan only if they are full-time regular employees of Liberate and have signed all employment documents provided by Liberate.  Participants must also sign Plan documents and forward them to Human Resources within 15 days of receiving the Plan documents.

3.               The Plan is effective from June 1, 2002 through May 31, 2003.

4.               Participation in the Plan in any given year does not automatically entitle a participant to participate in subsequent years.

5.               Participation in the Plan does not constitute an agreement to employ the participant for any length of time and will not restrict the participant’s or Liberate’s right to terminate employment for any reason at any time, with or without cause or prior notice.  No one at Liberate has the authority, unless specifically authorized in writing by the CEO, to enter into any oral, written, or implied agreement that employment is for any minimum or fixed term or that alters in any way the “at will” employment relationship.

6.               Liberate may modify or terminate the Plan or any of its components at any time, with or without cause.  If business conditions change, including but not limited to Liberate acquisitions or other significant structural changes within Liberate, the Compensation Committee may modify components of the Plan, quarterly target amounts, or bonus payment amounts.

7.               In order to receive a quarterly bonus payment under the Plan, a participant must be an active employee of Liberate on the date the bonus is distributed.  If a participant’s employment terminates before a bonus payment is due, the participant will forfeit any right to such payment, even if the participant receives additional compensation from Liberate after the last day of employment, unless the Compensation Committee specifically agrees in writing that the participant remains eligible for some or all of such bonus.

8.               The participant and Liberate agree to waive trial before a judge or jury and to arbitrate with the JAMS arbitration service any dispute relating to the Plan, the participant’s employment, or the participant’s termination, except for claims relating to worker’s compensation benefits, unemployment insurance, or intellectual property rights.  The arbitrator’s decision will include written findings of fact and law and will be final and binding except to the extent that judicial review is required by law.  The American Arbitration Association’s National Rules for the Resolution of Employment Disputes will govern the arbitration, except that the arbitrator will allow discovery authorized by the California Arbitration Act and any additional discovery necessary to vindicate a claim or defense.  The arbitrator may award any remedy that would be available from a court of law.   The participant may choose to hold the arbitration either in San Mateo County, California or the county where the participant worked when the arbitrable dispute first arose.  The participant and Liberate will share the arbitration costs equally (except that Liberate will pay the arbitrator’s fee and any other cost unique to arbitration) and each party will pay its own attorney’s fees except as required by law.